Exhibit 4.20

SmartCool International Inc

Lauriston House

Lower Collymore Rock Drive

PO Box 1132
Bridgetown, Barbados

Suellen McAlpin
73 Arnold Street

Killara NSW 2071

Australia

Re: Consulting Agreement with SmartCool International Inc and Suellen McAlpin dated June 30, 2006

This letter will confirm the terms of Suellen McAlpin’s (the "Consultant") contract with SmartCool International Inc., (" SmartCool International") (the "Contract").

1.

Term

Subject to the early termination provisions of this Contract in Section 10, the initial term of this Contract shall be for a two year term from July 1, 2006 until June 30, 2008 (the "Initial Term").

After expiry of the Initial Term the parties may mutually agree in writing to renew this Contract.  For greater certainty, it is confirmed that unless both parties have mutually agreed in writing to renew this Contract on or before expiry of the Initial Term, this Contract shall without further notice terminate at the end of the Initial Term.  The Consultant understands and agrees that the terms of this Contract in Sections: 5. Independent Consultant, 6. Confidentiality, 7. Return of Materials, 8. Assignment of Inventions, 9. Non-Solicitation of Clients & Employees, 11. Liability & Indemnification and 12. General, shall survive the termination of the other provisions of this Contract.

2.

Services

The Consultant shall provide the services described in Schedule "A".

The Consultant shall work 28 hours per week averaged over each six (6) month period commencing from the date of this Agreement in providing services under this Contract.

3.

Fees

The fee for the services performed under this Contract shall be paid at the rate of:

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AUS $9,000 per month plus any applicable taxes;

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a commission equal to 10% of the total amount of revenues received by SmartCool International from the sale of product to new distributors of SmartCool International that the Consultant has solely established a business relationship with and has introduced to SmartCool International; and

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a commission equal to 5% of the total amounts billed and received by SmartCool International from the sale of product, less any related installation costs, credits and refunds, to new end-use customers that the Consultant has solely established a business relationship with and has introduced to SmartCool International.

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At the end of the first year of the term, Smartcool and the consultant will review the fee and commission schedule.

The Consultant will invoice the fee payable by SmartCool International on a monthly basis.  The Consultant's invoices shall:

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attach original receipts with explanations for any expenses submitted for reimbursement; and

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show applicable taxes as a separate line item.

If requested by SmartCool International from time to time, the Consultant shall provide time sheets in SmartCool International's prescribed form setting out a breakdown and description of hours and rate charged by the Consultant to perform services under this Contract.

The commissions payable by SmartCool International to the Consultant under this Contract shall be and payable within fifteen (15) days of receipt of payment of product relating to such commission by SmartCool International.

The amounts in this Clause 3 do not include Goods and Services Tax (GST).  If required SmartCool International shall pay the Consultant an additional amount each month equivalent to the amount of GST payable by the Consultant (currently at the rate of 10%) and the Consultant shall provide SmartCool International with a Tax Invoice in addition to the items which the Consultant must otherwise supply under this Clause 3.  The consultant has provided the SmartCool a letter from her accountant indicating the GST is not applicable.

The Consultant will be granted incentive stock options to acquire 2% of the issued and outstanding common shares of SmartCool Systems Inc. ("SmartCool") at the close of business on June 29, 2006, exercisable at the closing price of the common shares of SmartCool on the TSX Venture Exchange on June 29, 2006 for a term of five (5) years from June 30, 2006.  The Consultant shall enter into a Stock Option Agreement with SmartCool.

4.

Expenses

The Consultant will be reimbursed for reasonable office rental and other general overhead expenses to a maximum of AUS$500 per month related to the Consultant's performance of this Contract, provided that the Consultant provides copies of receipts with explanations for any expenses submitted for reimbursement on a monthly basis and that any expenses in excess of AUS$250 (except for office rental and general overhead expenses to a maximum of AUS$500 a month) shall require the prior written approval of SmartCool International.  Except as expressly set out herein, SmartCool International shall have no other obligations to reimburse the Consultant for any other expenses.

SmartCool International shall also reimburse the Consultant in addition to the amount referred to in the first paragraph of this Clause 4 all of her phone, fax, Email, internet expenses, office supplies, office equipment, travelling expenses including but not limited to airfares, accommodation, meals, travel insurance, transport, daily incidentals, petrol, parking, tolls, phone, fax and E-mail, upon production by the Consultant of copies of the relevant invoices and explanations.

5.

Independent Consultant

The Consultant shall provide all services under this Contract as an independent contractor, and nothing in this Contract shall be construed so as to constitute the Consultant as an agent, employee or representative of SmartCool International.

The Consultant is responsible for the deduction and remissions of income tax, pension and employment insurance in respect of any employees retained by the Consultant to perform the services under this Contract.  Furthermore, if these amounts are not remitted, the Consultant will indemnify and hold harmless SmartCool International from and against any claim for taxes, penalties and for withholding of funds by the applicable tax, worker's compensation, employment standards and insurance agencies or any other government agency with respect to any amount found to be payable by SmartCool International to such agency or commission in respect of the Consultant or its employees' work under this Contract, including any legal fees incurred by SmartCool International in defending such claims.

The Consultant will comply with all applicable health and safety regulations including any applicable workers compensation legislation.  On request the Consultant will provide evidence of registration and good standing under any applicable workers compensation legislation.

6.

Confidentiality

The Consultant has duty to maintain in strict confidence all information known or used by SmartCool International or any of its clients.  Specifically, the Consultant will during the course of this Contract and afterward, keep confidential and refrain from using, directly or indirectly, all information known or used by SmartCool International in its activities, including, but not limited to:

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all of SmartCool International's confidential and proprietary information, including, concepts, techniques, processes, designs, cost data, software programs, formulas, development or, work in process, and other financial, or other know-how or trade secrets;

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any financial information, including SmartCool International or its client’s costs, sales, income, profits, salaries and wages;

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information concerning business opportunities, client and customers of SmartCool International, including all projects, ventures or joint ventures considered by SmartCool International, whether or not pursued; and

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any and all know-how, and any and all oral, written, electronic or other communications and other information disclosed or provided by SmartCool International, including any and all analyses or conclusions drawn or derived therefrom.

(the "Confidential Information")

Confidential Information shall not include information that:

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is publicly available (other than as a result of a breach of this Contract); or

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is known by the Consultant prior to entering into this or any prior employment, contract or agreement with SmartCool International or its affiliates.

The Consultant shall keep all of the Confidential Information in confidence and will use the Confidential Information solely for the purposes of performing the services set out in this Contract, and will not without SmartCool International's prior written consent, disclose any Confidential Information to any person or entity, except those of the Consultant's officers, employees or consultants who require the Confidential Information in performing their obligations under this Contract.  The Consultant agrees that it will initiate and maintain an appropriate program limiting the internal distribution of the Confidential Information to only those officers, employees or consultants which have signed confidentiality and assignment of inventions agreements in the form attached as Schedule "B".

Further, the Consultant acknowledges that SmartCool International receives confidential or proprietary information from third parties for certain limited purposes in the ordinary course of its business.  The Consultant agrees to hold such information in the strictest confidence and not to use such information for the benefit of anyone other than SmartCool International or such third party, without the express authorization in writing from SmartCool International.

7.

Return of Materials

The Consultant agrees to return to SmartCool International, immediately upon termination or expiry of this Contract, all plans, designs, devices, data, documents, specifications, business documents, computer code, algorithms, computer software, computer date, lists, records files and all other material containing or disclosing Confidential Information including copies of these items, however made or obtained and will delete any electronic copies or files of any such information.

The Consultant also agrees at any time following termination of this Contract, that it will not use SmartCool International’s name or any Confidential Information to promote directly or indirectly the business of the Consultant or any third party, and will not disclose any Confidential Information to any third party.

8.

Assignment of Inventions

The Consultant agrees that all designs, plans, inventions, discoveries, improvements, software, copyright, know-how or other intellectual property, whether or not patentable or copyrightable, created by the Consultant, or the Consultant's officers, employees or consultants:

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during the course of this Contract pertaining to any service, matter, thing, process or method related to this Contract, or that may be useful or of benefit to SmartCool International (the "Works"), and

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such Works created during a six (6) month period after termination or expiry of this Contract (regardless of the circumstances for such termination or expiry), directly related to this Contract, shall be the sole and absolute property of SmartCool International.  Without limiting the foregoing, the Consultant hereby irrevocably waives all moral rights in the Works and assigns and transfers to SmartCool International the Consultant's entire right, title and interest, domestic and foreign, in such Works, or, at the option of SmartCool International, a lesser interest therein and shall cause the Consultant's officers, employees or consultants to waive such moral rights and to assign and transfer to SmartCool International their entire right, title and interest in such Works.

The Consultant further agrees to keep and maintain adequate and current written records of all Works made, which records shall be available at all times to SmartCool International and shall remain the sole property of SmartCool International.

The Consultant further agree to assist SmartCool International in obtaining and enforcing, for SmartCool International's own benefit, patents, copyrights and any other protections in any and all countries for any and all Works made by the Consultant or its officers, employees or consultants (in whole or in part) the rights to which belong to or have been assigned to SmartCool International.  The Consultant agrees, upon request, to execute, and to cause its officers, employees or consultants to execute, all applications, assignments, instruments and papers and perform all acts that SmartCool International or its counsel may deem necessary or desirable to obtain any and all patents, copyrights or other protection in such Works and otherwise to protect the interests of SmartCool International therein.

9.

Non-Solicitation of Clients & Employees

The Consultant also agrees that during the term of this Contract and for a period of twenty-four (24) months immediately following the termination of this Contract, the Consultant will not, directly or indirectly, solicit:

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any current, or prospective, customer, client, supplier or any other person, firm or corporation in the habit of dealing with SmartCool International or its affiliated or associated companies, for the purpose of buying from, selling or supplying to such customer, client, supplier, person or firm any products or services which are competitive with SmartCool International's or its affiliated or associated companies' business; or

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induce or attempt to induce any person(s) who was an employee of, or consultants to, SmartCool International or any of its affiliated or associated companies at the time of the termination of this Contract, to terminate their employment or consulting agreement with SmartCool International or any of its affiliated or associated companies.

10.

Termination of Contract

It is agreed that early termination of this Contract shall be possible on the following basis:

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at any time with the mutual written consent of both parties, or

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at any time by SmartCool International, without prior notice to the Consultant, if at any time there has been a material breach of the terms of this Contract by the Consultant.

11.

Liability and Indemnification

The Consultant shall be liable to SmartCool International for all losses, costs, damages and expenses whatsoever which SmartCool International may sustain, pay or incur as a result of, or in connection with, any breach by the Consultant, or any officer, employee or consultant of the Consultant, of any one or more of the Consultant's obligations, covenants or agreements set forth in this Contract.

The Consultant shall indemnify and save harmless SmartCool International of and from all manner of action, causes of action, proceedings, claims, demands and expenses whatsoever which may be brought or made against SmartCool International or which SmartCool International may sustain, pay or incur as a result of or in connection with any breach by the Consultant or any officer, employee or consultant of the Consultant, of any one or more of the Consultant's obligations, covenants or agreements set forth in this Contract.

SmartCool International shall not be liable nor responsible for any bodily or personal injury or property damage of any nature whatsoever that may be suffered or sustained by the Consultant or any officer, employee or consultant of the Consultant in the performance of this Contract.  The Consultant shall be responsible for obtaining and maintaining at the Consultant's expense general liability insurance, on terms, and in an amount satisfactory to SmartCool International.  The Consultant shall produce to SmartCool International on request evidence of such insurance.

12

General

It is specifically agreed that this Contract, shall not be construed as an agreement by SmartCool International to directly engage as an employee any officer, employee or consultant of the Consultant.

The Consultant agrees to abide, and cause its officers, employees and consultants to abide, by all of SmartCool International's Policies, Security and Safety regulations.

This Contract will be governed by the laws of British Columbia.

Any amendment to this Contract shall be in writing signed by SmartCool International and the Consultant.

13.

Acceptance

By signing below the Consultant acknowledges and accepts the terms and conditions of this Contract

SmartCool International Ltd.

Per:_____________________________________

ACCEPTED AND AGREED TO THIS 30TH DAY OF JUNE, 2006. THE CONSULTANT HAS READ AND UNDERSTAND THE TERMS AND CONDITIONS SET OUT IN THIS CONTRACT: SUELLEN McALPIN ____________________

Schedule "A"

Consulting Services

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Distributor Development – identification and establishment of new overseas markets and distributors for the ESM Equipment.

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New market identification and evaluation through market research.

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Market development – assist in preparation of marketing plans, business plans and identification of sales opportunities for each ESM Equipment distributor market.

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Identification of specific target markets within each region.

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Distributor Training and development – providing training - product, sales, support/follow-up and evaluation for all ESM Equipment distributors – new. Includes preparation and presentation of all training material – presentation material, training manuals and program session notes.

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Sales and marketing support for distributors in their local market – assist in sales, presentations, proposals, and evaluations for key customers in major markets.

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Attend customer visits and presentations in the distributors local markets.

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Manage non-technical day to day requirements of all ESM Equipment distributors.

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Assist negotiation, preparation and execution of distributor agreements.

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Assist with future product development of ESM Equipment – design, software and applications.

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Advise on distributor/customer pricing strategies for the ESM Equipment range of products.

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Input on strategic planning / future business of the ESM Equipment .

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Assist with the design and manufacturing process of the ESM Equipment range of products.

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Assist with the negotiation of design contracts.

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Assist with the negotiation of manufacturing contract – terms and pricing.

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Provide overall general advice and history relating to the ESM Equipment and its business.

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Co-ordinate and oversee specific product certification requirements for individual markets and distributors.

Nothing in this Schedule is to be taken as implying that the Consultant is or shall be representing SmartCool International in Australia and the provisions of Clause 5 prevail over this Schedule A.  Further, the Consultant has no technical expertise or training and nothing in this Schedule is to be taken as requiring the Consultant to provide any technical advice or technical expertise.

Schedule "B"

SmartCool International Inc.

Consultant's Confidentiality

&

Assignment of Inventions Agreement

In consideration of SmartCool International Inc. ("SmartCool International") paying to me of the sum of $10.00 (the receipt and sufficiency whereof is hereby acknowledged) and for other good and valuable consideration, I, Suellen McAlpin (the "Consultant") acknowledge and agree that:

1.

Confidentiality

The Consultant has been retained to provide services to SmartCool International.  As an employee of the Consultant I will be providing services to SmartCool International.  I will during the course of my, and the Consultant's, retainer to SmartCool International and afterward, keep confidential and refrain from using, directly or indirectly, all information known or used by SmartCool International in its activities, including, but not limited to:

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all of SmartCool International's confidential and proprietary information, including, concepts, techniques, processes, designs, cost data, computer code, algorithms, software programs, formulas, development or experimental work, work in process, or other know-how or trade secrets;

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any financial information, including SmartCool International's costs, sales, income, profits, salaries and wages;

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information concerning business opportunities and customers of SmartCool International, including all ventures or joint ventures considered by SmartCool International, whether or not pursued; and

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any and all know-how, and any and all oral, written, electronic or other communications and other information disclosed or provided by SmartCool International, including any and all analyses or conclusions drawn or derived therefrom.

Further, I acknowledge that SmartCool International receives confidential or proprietary information from third parties for certain limited purposes in the ordinary course of its business.  I agree to hold such information in the strictest confidence and not to use such information for the benefit of anyone other than SmartCool International or such third party, without the express authorization in writing from SmartCool International.

Confidential information shall not include information that:

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is publicly available (other than as a result of a breach of this Agreement);

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is known by me prior to my providing services to SmartCool International.

2.

Assignment of Inventions

I agree that all inventions, discoveries, improvements, software, copyright, know-how or other intellectual property, whether or not patentable or copyrightable, created by me:

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during the course of my, or the Consultant's contract, to provide services to SmartCool International, pertaining to any matter, thing, process or method related to the services provided by me or the Consultant to SmartCool International, or that may be useful or of benefit to SmartCool International, (the "Works"), and

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such Works created during a six (6) month period after termination or expiry of the Consultant's contract to provide services to SmartCool International (regardless of the circumstances for such termination or expiry), directly related to the services provided by me or the Consultant to SmartCool International, shall be the sole and absolute property of SmartCool International.  Without limiting the foregoing, I agree to waive all moral rights in such Works and that SmartCool International shall be deemed the owner thereof, and I hereby irrevocably assign and transfer to SmartCool International my entire right, title and interest, domestic and foreign, in such Works, or, at the option of SmartCool International, a lesser interest therein.

I further agree to keep and maintain adequate and current written records of all Works made by me, which records shall be available at all times to SmartCool International and shall remain the sole property of SmartCool International.

I further agree to assist SmartCool International in obtaining and enforcing, for SmartCool International's own benefit, patents, copyrights and any other protections in any and all countries for any and all Works made by me (in whole or in part) the rights to which belong to or have been assigned to SmartCool International.  I agree, upon request, to execute all applications, assignments, instruments and papers and perform all acts that SmartCool International or its counsel may deem necessary or desirable to obtain any and all patents, copyrights or other protection in such Works and otherwise to protect the interests of SmartCool International therein.

3.

Return of Materials

I agree to return to SmartCool International, immediately upon termination of my or the Consultant's services as a consultant to SmartCool International, regardless of how that termination should occur, all designs, devices, documents, specifications, business documents, computer software, lists, records files and all other material containing or disclosing Confidential Information including copies of these items, however made or obtained, and will delete any electronic copies or files of any such information.

4.

Enforceability

I acknowledge that all restrictions contained in this Agreement are reasonable and valid and all defences to the strict enforcement of all or any portion thereof by  SmartCool International are hereby waived by me.  If any clause or portion of any such clause shall be unenforceable or declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of the Agreement, and such unenforceable or invalid portion shall be severed from the remainder of this Agreement.

I further agree that my covenants and representations contained in this Agreement shall survive and continue to bind me following the termination of any services provided by me or the Consultant to SmartCool International regardless of the reason for such termination.

5.

Governing Law

This Agreement will be governed by the laws of the Province of British Columbia.

ACCEPTED AND AGREED TO THIS __________ DAY OF ________, 200__.  I HAVE READ AND UNDERSTAND THE TERMS AND CONDITIONS OF SET OUT IN THIS AGREEMENT.

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Signature of _______________________